Filed Pursuant to Rule 433

Registration Statement No. 333-280933

February 25, 2026

REPUBLIC OF INDONESIA

Pricing Term Sheet

Issuer:	Republic of Indonesia (the “Republic”)

Specified Currency:	Euro

Principal Amount:	€1,200,000,000	€800,000,000	€700,000,000

Public Offering Price:	99.973%	99.881%	99.850%

Gross Proceeds:	€1,199,676,000	€799,048,000	€698,950,000

Underwriting Discounts and Commission:	€479,870.40	€319,619.20	€279,580.00

Net Proceeds (Before Expenses):	€1,199,196,129.60	€798,728,380.80	€698,670,420.00

Interest Rate:	4.10%	4.46%	4.97%

Interest Payment Date:	Interest will be paid on March 4 of each year, commencing on March 4, 2027

Maturity Date:	March 4, 2034	March 4, 2038	March 4, 2046

Benchmark:	8 year EUR Mid Swap Rate	12 year EUR Mid Swap Rate	20 year EUR Mid Swap Rate

Spread to Benchmark:	+150bps	+165bps	+195bps

Re-offer Yield:	4.104%	4.473%	4.982%

Optional Redemption:	The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption	The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption	The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption

Specified Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Settlement Date (T+5):	March 4, 2026

Day Count:	Actual/Actual (ICMA)

Listing:	Expected listing of the Bonds on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

Joint Lead Managers/Underwriters:	Bank of China (Hong Kong) Limited, Deutsche Bank AG, London Branch and The Hongkong and Shanghai Banking Corporation Limited

Billing and Delivery:	The Hongkong and Shanghai Banking Corporation Limited

Security Identifiers:	ISIN: XS3307444482 Common Code: 330744448	ISIN: XS3304516027 Common Code: 330451602	ISIN: XS3307444565 Common Code: 330744456

MiFID II professionals/ECPs-only — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MiFIR professionals/ECPs-only — Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No EU PRIIPs or UK PRIIPs KID: No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

The Republic has filed a registration statement (including a prospectus) and other documents with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by contacting The Hongkong and Shanghai Banking Corporation Limited by calling +1 (866) 811-8049.

A preliminary prospectus supplement dated February 24, 2026 can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1719614/000119312526065091/d111249d424b3.htm

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.